EXHIBIT 10.1

August 30, 2022

Dear Joseph,
By this offer letter (this “Offer Letter”), SMART Global Holdings, Inc. (“SGH” and, together with its subsidiaries and affiliates, the “Company”) is delighted to offer you the exempt position of President, LED Solutions, SGH, reporting to me.
1.Term. Your start date will be as mutually agreed by the parties hereto but in any event, no later than September 2, 2022 (your “Start Date”). Your employment hereunder will commence on the Start Date and continue until terminated pursuant to Section 6 below (the “Term”). You will have duties and responsibilities consistent with your position. During the Term, you will devote your full business time and attention to the performance of your duties for the Company, and you will not engage in any other business, profession or occupation for compensation or otherwise without the prior written consent of the General Counsel or Chief Executive Officer of the Company; provided that you may participate in civic or charitable activities as long as such activities do not interfere with the performance of your responsibilities hereunder.
2.Base Salary. During the Term, you will receive an annualized base salary of $375,000 per year (the “Base Salary”), payable in accordance with the normal payroll policies of the Company and subject to the usual withholdings and deductions. You agree to serve, without additional compensation, if requested by the Company, as an officer and/or director of any other member of the Company Group (as defined in Exhibit A).
3.Performance Bonus. Subject to the achievement of the applicable performance goals and methodologies determined by the Board of Directors of SGH (the “Board”) in its sole discretion, you will be entitled to participate in the Company’s annual bonus program pursuant to which you will be eligible to earn an annual bonus (the “Annual Bonus”) with a target amount equal to 75% of the Base Salary. The actual bonus payable is contingent upon achievement of pre-defined goals for the Company and is subject to Board and management approval. The Annual Bonus, if any, earned for a fiscal year will be paid no later than two and one-half (2½) months following the end of the fiscal year to which the Annual Bonus relates. Your Annual Bonus is expected to be determined on an annual basis. The Company and/or the Board will have the right, but not the obligation, at its sole discretion, to amend, modify or terminate any bonus program, including changes to (i) the performance period of the Annual Bonus, (ii) the performance goals and methodologies of calculating bonus achievement, and/or (iii) the Company’s fiscal year. Your individual payout is adjusted by your management’s rating of your individual performance. Bonuses are not considered as earned until bonus payment and are only earned if you are employed continually through the date of bonus payment. For fiscal 2022, your actual earned bonus, if any, will be prorated based on the number of days you were employed and working (not on any form of leave), in your performance period.
4.Equity Awards. As an inducement to your agreeing to the employment contained herein and as soon as reasonably practical after you commence employment as President, LED Solutions with the Company, you will be eligible to receive the equity awards described in Exhibit B subject to the terms of the applicable SGH award agreements and the SGH equity award plan (as amended from time to time, the “Stock Plan”). Starting in the fiscal year after your Start Date, you will also be eligible to participate in SGH’s equity compensation program in a manner generally consistent with other similarly-situated executives, as determined by the Board, or the Compensation Committee of the Board, from time to time.
5.Benefits. During the Term, you will be eligible to participate in employee benefit plans and programs that are available to similarly-situated senior executive officers of SGH from time to time; provided that the Company may terminate or modify any benefit plan or program at any time in its discretion. Any requested details about the Company’s employee benefit plans and programs, including but not limited to the Company’s 401(k) plan, will be provided to you as soon as reasonably practicable after the Start Date.
6.Termination of Employment. Your employment may be terminated by you or the Company for any reason (including, without limitation, with or without Cause (as defined in Exhibit A)), at any time. Neither you nor your estate, as applicable, will accrue any additional compensation (including, without limitation, any Base Salary or Annual Bonus) or other benefits following any termination of your employment other than as set forth in this Offer Letter.
(a)If your employment is terminated due to your death or Disability (as defined in Exhibit A), then you will only be entitled to receive (i) your Base Salary through the date of termination (the “Accrued Salary”), which will be paid within 15 days following the date of termination or such earlier date as may be required by law, (ii) any other accrued and vested employee benefits that are required to be paid to you under the Company’s employee benefit plans and in accordance with the Company’s policies, excluding for the avoidance of doubt, any severance plans, policies or programs (the “Accrued Benefits”), and (iii) any earned (without regard to any requirement of continued employment through the payment date) but unpaid annual bonus for any fiscal year preceding the fiscal year in which the date of termination occurs (the “Accrued Bonus” and, collectively with the Accrued Salary and the Accrued Benefits, the “Accrued Amounts”), which will be paid at the same time as bonuses are paid to other senior executive officers, generally.
(b)If your employment is terminated by the Company without Cause (and other than due to your death or Disability) or if you resign from your employment for Good Reason (as defined in Exhibit A), in each case outside a Change in Control Protection Period (as defined in Exhibit A), then you will be entitled to the Accrued Amounts and, subject to Section 8 below, the following additional payments and benefits: (i) an aggregate amount equal to 75% of your then-current Base Salary (the “Cash Severance”), payable in accordance with the schedule set forth in Section 8, below; (ii) to the extent any Annual Bonus could be earned in the fiscal year in which the termination occurs under the terms of the Company’s annual bonus program but such Annual Bonus has not yet been earned, a prorated bonus (based on the Board’s determination of Company performance through the date of termination), prorated through the date of termination, payable at the same time as bonuses are paid to other executives, generally (the “Pro-Rated Bonus”); and (iii) to the extent that you and/or members of your family are covered under Company-provided health plans, payment or reimbursement of health benefit continuation coverage under COBRA or otherwise (“Health Care Continuation”) from the termination date through the earlier of (x) 9 months following the termination date or (y) the date you become eligible for health benefits with another employer, which will be paid no later than the due date of payments for such coverage; provided that the Company may, in its discretion and to the extent permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), provide a lump sum payment calculated based on the monthly premiums in effect immediately prior to the expiration of COBRA coverage.
(c)If, during the Change in Control Protection Period, (i) your employment is terminated by the Company without Cause (and other than due to your death or Disability) or (ii) you resign from employment for Good Reason, then, in lieu of any payments or benefits pursuant to Section 6(b) above, you will be entitled to the Accrued Amounts and, subject to Section 8 below, the following additional payments and benefits: (i) an aggregate amount equal to 150% of your then-current Base Salary plus an amount equal to 150% of the Annual Bonus paid or payable for the most recently completed fiscal year (together, the “Change in Control Cash Severance”), payable in accordance with the schedule set forth in Section 8 below; (ii) a Pro-Rated Bonus; (iii) Health Care Continuation from the termination date through the earlier of (x) 18 months following the termination date or (y) the date you become eligible for health benefits with another employer, which will be paid no later than the due date of payments for such coverage; provided that the Company, in its discretion and to the extent permitted by Section 409A of the Code, may provide a lump sum payment calculated based on the monthly premiums in effect immediately prior to the expiration of COBRA coverage; and (iv) except to the extent otherwise specifically provided in the award agreement governing any particular equity award, 100% vesting of all outstanding equity awards (including, without limitation, any equity awards subject to performance conditions, after giving application to Section 7 below).
(d)If your employment is terminated or you resign for any reason other than as described in clauses (a) through (c) above, you will not be entitled to any payments or benefits, other than the Accrued Salary and the Accrued Benefits.
7.Treatment of Performance-Based Equity on Change in Control. Except to the extent otherwise specifically provided in the award agreement governing any particular equity award, upon a Change in Control, to the extent you hold any equity awards that remain subject to issuance or vesting based on performance (the “Performance Awards”), to the extent not already vested, a prorated portion of the Performance Awards (based on the Board’s determination of performance measured through the Change in Control), prorated through the date of the Change in Control, will become issued and/or vested upon the Change in Control, and the remainder of the Performance Awards (the “Remainder Awards”) will issue and/or vest in equal monthly installments over the remainder of the original performance period (unless accelerated under Section 6 above); provided that if the successor to SGH does not assume or substitute the Remainder Awards with a substantially equivalent award, the full amount of the Remainder Awards will become issued and/or vested upon the Change in Control. Notwithstanding the foregoing, in the event that any of the Performance Awards are subject to Section 409A of the Code and the issuance of such Performance Awards in accordance with this Section 7 would violate Section 409A of the Code, then the Performance Awards will vest in accordance with this Section 7 but shall be issued in accordance with the schedule set forth in the original award agreement to the extent required to comply with Section 409A of the Code.
8.Termination Payment Matters. Any payments or benefit made pursuant to Section 6 above, other than the Accrued Salary and the Accrued Benefits, will be subject to your execution, delivery and non-revocation of an effective release of all claims against the Company, in a form provided by the Company (the “Release”), within the 60-day period following the date that your employment terminates (such 60-day period, the “Release Period”). The Cash Severance or Change in Control Cash Severance, as applicable, will be paid in accordance with the Company’s regular payroll practices in substantially equal installments over the six-month period following the date of termination; provided that the first installment will be paid on the first or second Company payroll date following the date on which the Release has become effective and irrevocable; provided further, if the Release Period spans two calendar years, then the first installment of the severance pay will commence on the first or second Company payroll date that occurs in the second calendar year. Any installments that otherwise would have been prior to the date on which the first installment is paid will instead be paid on the first installment payment date. Upon the termination of your employment for any reason, you agree to resign, as of the date of your termination and to the extent applicable, from the Board (and any committees thereof) and all other boards of directors (and any committees thereof), officer, and other fiduciary positions of or relating to each member of the Company Group. During the Term and at any time thereafter, you agree to cooperate (i) with the Company in the defense of any legal matter involving any matter that arose during your employment with any member of the Company Group and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to any member of the Company Group; provided that the Company will reimburse you for any reasonable travel and out of pocket expenses you incur in providing such cooperation. You will promptly notify the Company if you become eligible for health benefits with another employer while still receiving payments or benefits hereunder.
9.Conditions. This offer, and any employment pursuant to this offer, is contingent on you: (i) completing the Company’s standard employment application paperwork, (ii) providing the legally required proof of your identity and authorization to work in the United States, (iii) passing a background check, (iv) passing a references check that is performed by the Company, and (v) executing and complying with the Company’s standard Employment, Confidential Information and Invention Assignment Agreement and the Company’s standard Arbitration and Class Action Waiver Agreement. At all times, you will be subject to, and abide by, all applicable Company policies and requirements, including but not limited to those relating to expense reimbursement, insider trading, stock ownership guidelines, corrupt practices, technology, publicity, safety, discrimination, and harassment.
10.Representations. By signing and accepting this offer, you represent and warrant to the Company that: (i) as of the Start Date you will not be subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which would prohibit or restrict your employment with, or your providing services to, the Company as its employee; and (ii) you will not use in the course of your employment with the Company and to the benefit of the Company, any confidential or proprietary information of another person, company or business enterprise to whom you currently provide, or previously provided, services.
11.At Will Employment. You understand that your employment is “at will” at all times, which means that you or the Company may terminate your employment at any time, for any reason or no reason at all. This Offer Letter does not constitute, and may not be construed as, a commitment for employment for any specific duration.

12.Miscellaneous. No provision of this Offer Letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by you and another duly authorized signatory of SGH. This Offer Letter is not assignable by you, and it will governed by, and construed in accordance with, the laws of the State of California without reference to principles of conflict of laws. Any legal proceeding involving this Offer Letter must be brought in the State of California. The parties agree and consent to both jurisdiction and venue in California. The Company’s obligation to pay or provide any amounts or benefits hereunder is subject to set-off, counterclaim or recoupment of any amounts you owe to any member of the Company Group (except to the extent any such action would violate, or result in the imposition of tax under, Section 409A of the Code). This Offer Letter (together with its exhibits and schedules, as well as other documents and agreements to the extent referenced herein) constitutes the entire agreement between the parties as of the date hereof regarding the terms of your employment and supersedes all previous agreements and understandings with respect to the subject matter hereof, whether written or oral. Any compensation paid to you by any member of the Company Group which is subject to recovery under any Company policy, law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made thereby (or by any policy adopted by any member of the Company Group). The Company is entitled to withhold from any payment due to you any amounts required to be withheld by applicable laws or regulations.
13. 409A Matters. This Offer Letter is intended to comply with Section 409A of the Code or one or more exemptions therefrom. Without limiting the foregoing, if on the date of termination of employment you are a “specified employee” (within the meaning of Section 409A of the Code), then to the extent required in order to comply with Section 409A of the Code, amounts that constitute “nonqualified deferred compensation” (as defined in Section 409A of the Code) and are not otherwise exempt from Section 409A of the Code that would otherwise be payable during the six-month period immediately following the termination date will instead be paid (without interest) on the earlier of (i) the first business day after the date that is six months following the termination date or (ii) your death. All references herein to “termination date” or “termination of employment” mean “separation from service” as an employee within the meaning of Section 409A of the Code. It is intended that each installment of payments hereunder constitutes a separate “payment” for purposes of Section 409A of the Code. To the extent that any provision hereof is ambiguous as to its compliance with Section 409A of the Code, the provision will be interpreted so that all payments hereunder comply with Section 409A of the Code or one or more exemptions therefrom. To the extent any expense reimbursement or in-kind benefit is subject to Section 409A of the Code, (1) the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit in one calendar year will not affect the expenses eligible for reimbursement in any other taxable year, (2) in no event will any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and (3) in no event will any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. The Company makes no representation or warranty that, and will have no liability to you or any other person if, any payments or benefits are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy the conditions thereof or an exemption therefrom.
14. 280G Matters. If payments or benefits owed to you by the Company are considered “parachute payments” under Section 280G of the Code, then such payments will be limited to the greatest amount which may be paid to you under Section 280G of the Code without causing any loss of deduction to the Company thereunder, but only if, by reason of such reduction, the net after tax benefit to you exceeds the net after tax benefit to you if such reduction were not made (in each case, taking into account all applicable income, employment, and excise taxes). These determinations will be made at the Company’s expense by a nationally recognized certified public accounting firm designated by the Company and reasonably acceptable to you (the “Accounting Firm”). In the event of any mistaken underpayment or overpayment under this Section 14, as determined by the Accounting Firm, the amount thereof will be paid to you or refunded to the Company, as applicable, but only to the extent any such refund would result in (i) no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code and (ii) a dollar-for-dollar reduction in your taxable income and wages for purposes of all applicable income and employment taxes, with interest at the applicable Federal rate for purposes of Section 7872(f)(2) of the Code. Any reduction in payments required by this Section 14 will, to the extent possible, be made in a manner does not violate the provisions of Section 409A of the Code and will occur in the following order: (1) any Cash Severance, (2) any other cash amount, (3) any benefit valued as a “parachute payment,” and (4) the acceleration of vesting of any equity-based awards, in each case, with payments to be paid later in time reduced first.
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This offer of employment expires on September 9, 2022 and supersedes any prior offer, which prior offer is null and void. To confirm your acceptance of this offer, please sign below. I look forward to your positive response, and I am very excited about having you join us.
Sincerely,

/s/ Mark Adams
Mark Adams
President & CEO

Accepted and Agreed:

/s/ Joseph G. Clark
Joe Clark
Date: 06 September 2022

Exhibit A
Definitions
“Cause” means the occurrence of one or more of the following, as determined in good faith by the Board: (A) your act of fraud or material dishonesty against any member of the Company Group which the Board reasonably determines had or will have a materially detrimental effect on the reputation or business of any member of the Company Group, (B) your conviction of, or plea of nolo contendere to, (i) a felony (excluding minor traffic offenses) or (ii) any other crime which the Board reasonably determines had or will have a materially detrimental effect on the reputation or business of any member of the Company Group, (C) your intentional or gross misconduct, (D) your willful improper disclosure of confidential information, (E) your action or conduct that causes material harm to any member of the Company Group (including, without limitation, the reputation of any member of the Company Group), or that otherwise brings you or any member of the Company Group into public disrepute, (F) your material violation of any policy of any member of the Company Group (including, without limitation, any policy relating to discrimination, sexual harassment or misconduct), or of this Offer Letter (or any other material agreement between you and any member of the Company Group), after written notice from the Company, and a reasonable opportunity of not less than 30 days to cure (to the extent curable) such violation, (G) your failure to reasonably cooperate with any member of the Company Group in any investigation or formal proceeding, or (H) your continued material violations of your duties, or repeated material failures or material inabilities to perform any reasonably assigned duties (other than due to your Disability), after written notice from the Board and a reasonable opportunity of not less than 30 days to cure (to the extent curable) such violations, failures or inabilities (and during which time you will be given a reasonable opportunity to address any issues with the Board).
“Change in Control” has the meaning set forth in the Stock Plan.
“Change in Control Protection Period” means the period beginning 2 months prior to and ending 12 months following a Change in Control.
“Company Group” means SGH and each of its subsidiaries.
“Disability” means your inability, due to physical or mental incapacity, to perform your duties under this Offer Letter with substantially the same level of quality as immediately prior to such incapacity for a period of 90 consecutive days or 120 days during any consecutive six-month period. In conjunction with determining Disability for purposes of this Offer Letter, you hereby (i) consent to any such examinations which are relevant to a determination of whether you are mentally and/or physically disabled and (ii) agree to furnish such medical information as may be reasonably requested.
“Good Reason” means the occurrence, without your written consent, of any of the following events: (A) a material reduction in the nature or scope of your responsibilities, duties or authority from those contemplated by the title offered in this Offer Letter, (B) a material reduction in your then-current Base Salary (other than due to a general salary reduction program), (C) you cease to report to the Chief Executive Officer of SGH, or (D) you are required to permanently relocate your primary home residence as a result of the Company’s relocation of your primary office location outside a 50-mile radius of the Company’s current offices in Milpitas, California; provided that any such event described in clauses (A) through (D) above will not constitute Good Reason unless (i) you deliver to the Board a notice of termination for Good Reason within 90 days after you first learn of the existence of the circumstances giving rise to Good Reason, (ii) within 30 days following the delivery of such notice of termination for Good Reason, the Company has failed to cure the circumstances giving rise to Good Reason, and (iii) following such failure to cure, you resign your employment within 30 days thereof.
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A-1

Exhibit B
Initial Equity Awards
The terms of your initial equity awards will be consistent with those set forth in the summary below. Your initial equity awards will be subject to the terms and conditions set forth in the Stock Plan and an award agreement issued to you in connection with this grant (collectively, the “Award Documentation”), which will supersede and replace the summary set forth below.
1.Time-Based RSU Award. As soon as reasonably practicable following the Start Date, you will be granted restricted share units to acquire a number of ordinary shares of SGH with an aggregate grant date fair value of $500,000, based on the trailing average closing price of an ordinary share of SGH over the 30 trading days ending on and including the trading day preceding the grant date (the “RSUs”). Subject to your continued service through each vesting date, the RSUs will vest in equal quarterly installments (equal to 1/16th of the number of shares in the original award) in an open trading window approximately every three months thereafter (through the final vesting date on approximately the fourth annual anniversary of the grant date). Open trading windows typically occur in the second half of every January, April, July and October. Any fraction of a share that vests on any vesting date will be rounded down to the next whole number, with any such fraction added to the portion of the shares that vests on the subsequent vesting date. The RSUs will be subject to vesting acceleration upon a qualifying termination of your service following a Change in Control, as set forth in and subject to the terms of the Offer Letter.
2.Performance-Based RSU Award. As soon as reasonably practicable following the Start Date, you will be granted performance-based restricted share units to acquire a number of ordinary shares of SGH with an aggregate grant date fair value of $500,000, based on the trailing average closing price of an ordinary share of SGH over the 30 trading days ending on and including the trading day preceding the grant date (the “PRSUs”). The PRSUs will vest subject to the achievement of performance criteria that will be established by the Compensation Committee of the Board at its first scheduled meeting following the Start Date. The PRSUs will be subject to pro-rata vesting acceleration upon a Change in Control, as set forth in and subject to the terms of the Offer Letter.
B-1